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                                                                     Exhibit 4.7

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                            LUCENT TECHNOLOGIES INC.

                                       AND

                              THE BANK OF NEW YORK,

                                   as Trustee


                              ---------------------

                          FIRST SUPPLEMENTAL INDENTURE

                         Dated as of November 30th, 2006


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               8.00% Convertible Subordinated Debentures Due 2031


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              Supplement to Indenture Dated as of November 24, 2003



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     FIRST SUPPLEMENTAL INDENTURE, dated as of November 30th, 2006 (the
"Supplemental Indenture"), among LUCENT TECHNOLOGIES INC., a Delaware corporation (the "Company") and THE BANK OF NEW YORK, a New York banking corporation, as trustee (the "Trustee").

                                    RECITALS

     WHEREAS, the Company and the Trustee have entered into that Indenture, dated as of November 24, 2003 (the "Indenture"), under which the 8.00% Convertible Subordinated Debentures due 2031 (the "Debentures") of the Company were issued;

     WHEREAS, pursuant to the terms of the Indenture, the Debentures were convertible into shares of common stock, par value $0.01, of the Company ("Common Stock");

     WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of April 2, 2006 (the "Merger Agreement"), by and among the Company, Alcatel, a societe anonyme organized under the laws of the Republic of France ("Alcatel"), and Aura Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Alcatel ("Merger Sub"), Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger");

     WHEREAS, Alcatel will be renamed "Alcatel Lucent" upon effectiveness of the Merger;

     WHEREAS, as a result of the Merger, each share of Common Stock outstanding immediately prior to the effective time of the Merger (the "Effective Time") shall, except as provided in Section 1.02(a)(i) of the Merger Agreement with respect to shares of Common Stock held by the Company as treasury stock or held by Alcatel or Merger Sub immediately prior to the Effective Time, be converted into the right to receive 0.1952 of an ADS (as defined in the Merger Agreement, an "ADS"), and cash in lieu of fractional ADSs pursuant to Section 1.06 of the Merger Agreement;

     WHEREAS, each ADS is an American Depository Share of Alcatel representing one (1) ordinary share, nominal value E2.00 per share, of Alcatel (an
"Alcatel Ordinary Share");

     WHEREAS, the Merger constitutes a Fundamental Change pursuant to the terms of Section 15.05(a)(v) of the Indenture;

     WHEREAS, pursuant to Section 15.05(a)(v) of the Indenture, as a result of the Merger, the Company is required to execute and deliver to the Trustee a supplemental indenture providing (i) that the Debentures shall be convertible into the ADSs and cash in lieu of fractional ADSs and (ii) for adjustments which shall be as nearly equivalent as practicable to the adjustments provided for in
Article 15 of the Indenture;

     WHEREAS, Section 11.01 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without the consent of any holder of Debentures to, among other things (i) make provision with respect to the conversion rights of the holders of Debentures pursuant to the requirements of
Section 15.05(a)(v) of the Indenture and (ii) make


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other provisions in regard to matters or questions arising under the Indenture that shall not materially adversely affect the interests of the holders of the Debentures;

     WHEREAS, the amendments contemplated herein make provision with respect to the conversion rights of holders of Debentures pursuant to the requirements of
Section 15.05(a)(v) of the Indenture and other changes that do not and will not materially adversely affect the interests of the holders of Debentures; and

     WHEREAS, the Company has complied with all conditions precedent provided for in the Indenture relating to this Supplemental Indenture.

     NOW, THEREFORE, for and in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, it is hereby agreed between the Company and the Trustee, for the equal and proportionate benefit of the respective holders of Debentures from time to time, as follows:


                                    ARTICLE I
                                   DEFINITIONS

     Section 1.1. Definition of Terms. Capitalized terms used and not otherwise defined herein have the respective meanings assigned to such terms in the Indenture.

                                   ARTICLE II
                              CONCERNING THE MERGER

     Section 2.1. Conversion Privilege. Pursuant to Section 15.05 of the Indenture, from and after the Effective Time, any right of a Holder to convert Debentures into Common Stock shall be changed into the right to convert such Debentures into (i) 32.8620 ADSs per $1,000 principal amount of Debentures (the "Stock Consideration"), and (ii) in lieu of any fractional ADSs otherwise receivable pursuant to clause (i) hereof, cash in lieu of such fractional ADSs in an amount that would have been paid in lieu of such amount of fractional ADSs pursuant to Section 1.06 of the Merger Agreement (the "Cash Consideration", and together with the Stock Consideration, the "Conversion Consideration"), subject to further adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Article 15 of the Indenture.

     Section 2.2. References to the Company and to Common Stock.

       (a) Subject to the other provisions of this Supplemental Indenture, all references in the Indenture to Common Stock shall be deemed to be references to the Conversion Consideration, ADSs or Alcatel Ordinary Shares, to the extent necessary to give effect to Section 15.05(a)(v) of the Indenture.

       (b) Subject to the other provisions of this Supplemental Indenture, all references in the Indenture to the Company shall be deemed to be references to Alcatel Lucent to the extent necessary to give effect to Section 15.05(a)(v) of the Indenture.



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     Section 2.3. Reservation of Shares. The Company hereby (i) agrees to cause
(A) Alcatel Lucent to reserve and keep available out of its authorized but unissued capital stock, solely for the purpose of issuance upon conversion of Debentures as provided in this Supplemental Indenture, a number of shares of Alcatel Ordinary Shares sufficient to issue the Stock Consideration upon conversion of all outstanding Debentures (B) to be issued and delivered in accordance with this Supplemental Indenture, the Stock Consideration and the Cash Consideration upon conversion of any Debenture and (ii) warrants that all ADSs and the underlying Alcatel Ordinary Shares that may be issued upon the conversion of any Debenture, when so issued, shall be duly authorized, validly issued, fully paid and, with respect to the ADSs, nonassessable.

                                   ARTICLE III
                      ACCEPTANCE OF SUPPLEMENTAL INDENTURE

     Section 3.1 Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS


     Section 4.1. Effectiveness of the Supplemental Indenture. This Supplemental Indenture shall be effective as of the Effective Time.

     Section 4.2. Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented and amended in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Debentures heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

     Section 4.3. Indenture Remains in Full Force and Effect. Except as supplemented or amended hereby, all provisions in the Indenture shall remain in full force and effect.

     Section 4.4. Incorporation of Indenture. All the provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

     Section 4.5. Headings. The headings of the Articles and Sections of this Supplemental Indenture are inserted for convenience of reference and shall not be deemed to be a part thereof.

     Section 4.6. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.




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     Section 4.7. Conflict with Trust Indenture Act. If any provision of this
Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this Supplemental Indenture, such provision of the Trust Indenture Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

     Section 4.8. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

     Section 4.9 Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 4.10 Benefits of Supplemental Indenture, Etc. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture, the Indenture or the Debentures.

     Section 4.11 Recitals. The recitals contained herein are made by the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

     Section 4.12 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided, and the Trustee shall not be under any responsibility to determine the correctness of any provisions contained in this Supplemental Indenture relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by holders of Debentures upon the conversion of their Debentures or to any adjustment to be made with respect thereto.

     Section 4.13 No Security Interest Created. Nothing in this Supplemental Indenture, express or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction in which property of the Company and its Subsidiaries is located.

     Section 4.14 Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof.


                            [ SIGNATURE PAGES FOLLOW]




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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed and attested, all as of the date and year first written above.



                                    LUCENT TECHNOLOGIES INC.



                                    By:    /s/ John A. Kritzmacher
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                                    Name:  John A. Kritzmacher
                                    Title: Chief Financial Officer



                                    THE BANK OF NEW YORK, as Trustee



                                    By:    /s/ Julie Salovitch-Miller
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                                    Name:  Julie Salovitch-Miller
                                    Title: Vice President